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Exhibit 5.1

August 30, 2004

Dollar Financial Group, Inc.
1436 Lancaster Avenue
Barwyn, PA 19312-1288

  Re:
  Dollar Financial Group, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

        We are counsel to Dollar Financial Group, Inc., a New York corporation (the "Company") and the Guarantors (as defined below), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance by the Company of $20 million aggregate principal amount of 9.75% senior notes due 2011 (the "New Notes"), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 9.75% senior notes due 2011 issued May 6, 2004 (the "Old Notes", and, collectively with the New Notes, the "Notes").

        The Old Notes contain guarantees (the "Old Guarantees"), and the New Notes upon issuance will contain guarantees (the "New Guarantees" and, collectively with the Old Guarantees, the "Guarantees") by Dollar Financial Corp., a Delaware corporation, Any Kind Check Cashing Centers, Inc., an Arizona corporation, Cash Unlimited of Arizona, Inc., an Arizona corporation, Check Mart of Louisiana, Inc., a Louisiana corporation, Check Mart of New Mexico, Inc., a New Mexico corporation, Check Mart of Pennsylvania, Inc., a Pennsylvania corporation, Check Mart of Texas, Inc., a Texas corporation, Check Mart of Wisconsin, Inc., a Wisconsin corporation, DFG International, Inc., a Delaware corporation, DFG World, Inc., a Delaware corporation, Financial Exchange Company of Ohio, Inc., an Ohio corporation, Financial Exchange Company of Pennsylvania, Inc., a Pennsylvania corporation, Financial Exchange Company of Pittsburgh, Inc., a Delaware corporation, Financial Exchange Company of Virginia, Inc., a Delaware corporation, Loan Mart of Oklahoma, Inc., an Oklahoma corporation, Monetary Management Corporation of Pennsylvania, a Delaware corporation, Monetary Management of California, Inc., a Delaware corporation, Monetary Management of Maryland, Inc., a Maryland corporation, Monetary Management of New York, Inc., a New York corporation, Money Mart Express, Inc., a Utah corporation, Moneymart, Inc., a Delaware corporation, Pacific Ring Enterprises, Inc., a California corporation and PD Recovery, Inc., a Pennsylvania corporation (collectively, the "Guarantors").

        The Old Notes and the Old Guarantees are, and the New Notes and the New Guarantees, upon issuance, will be, governed by the Indenture, as defined below, by and between the Company and U.S. Bank National Association, as trustee (the "Trustee"). This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

  1.
  The Registration Statement, in the form filed with the Commission;

  2.
  The charter documents of the Company and the Guarantors as currently in effect;

  3.
  The Indenture dated November 13, 2003 (the "Indenture") governing the Company's Notes and the Guarantors' Guarantees;

  4.
  The form of the New Guarantees;

  5.
  The form of the New Notes;

  6.
  The Resolutions of the Board of Directors of the Company, dated as of April 30, 2004, relating to, among other things, the issuance and exchange of the New Notes for the Old Notes and the filing of the Registration Statement.

  7.
  The Resolutions of the Board of Directors of each of the Guarantors, dated as of April 30, 2004, relating to, among other things, the issuance and exchange of the Old Guarantees for the New Guarantees and the filing of the Registration Statement.

We also have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the absence of any undisclosed modifications, waivers or amendments to any agreements reviewed by us, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and factual representations of officers and other representatives of the Company, the Guarantors and others.

        Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments, if any), shall have become effective under the Securities Act and (ii) the New Notes have been duly authorized by the Company and the New Guarantees have been duly authorized by the Guarantors, and when the New Notes and New Guarantees are duly executed, attested, issued and delivered by duly authorized officers of the Company and the Guarantors, respectively, and authenticated by the Trustee, all in accordance with the terms of the Indenture and the prospectus contained in the Registration Statement, against surrender and cancellation of a like principal amount of Old Notes and Old Guarantees, the New Notes issued by the Company and the New Guarantees issued by the Guarantors will be legally issued and the New Notes and the New Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, except to the extent that enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws and court decisions, now or hereafter in effect, relating to or affecting creditors' rights generally. The enforceability of the New Notes and the New Guarantees is or will be subject to the application of and may be limited by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law). Such principles of equity are of general application, and in applying such principles a court, among other things, might not allow a creditor to accelerate maturity of debt under certain circumstances including, without limitation, upon the occurrence of a default deemed immaterial or might decline to order the Company or the Guarantors to perform covenants. The enforcement of the New Guarantees may be further limited by statutory provisions and case law providing certain rights and defenses to guarantors, including exoneration of guarantors from their obligations under certain circumstances.

        We observe that the Indenture, the New Notes and the New Guarantees purport to be governed by the laws of the State of New York, and our opinion is accordingly limited to such laws.

        We have relied on the Form T-1 and the certificates delivered by the Trustee as to the qualifications, authority, legal power and eligibility of the Trustee to act as trustee under the Indenture and to perform its duties in accordance with the terms of the Indenture.

        This opinion is given in respect of the Indenture, the New Notes and the New Guarantees only, and we express no opinion as to the legality, validity or binding effect of any related document,

instrument or agreement or any other matter beyond the matters expressly set forth herein. This opinion speaks only as of its date, and we affirmatively disclaim any obligation to update this opinion letter to disclose to you facts, events or changes of law or interpretation of law occurring, arising or coming to our attention after the date hereof.

        This opinion is intended to be filed as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the New Notes to be issued pursuant thereto and may not be otherwise used or relied upon and may not be otherwise disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent. However, we consent to the use of our name under the caption "Legal Matters" in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

                          Very truly yours,

                          IRELL & MANELLA

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  Exhibit 5.1